Exhibit 99.1
News Release

Contact: Chris Ripley, President & Chief Executive Officer
Lucy Rutishauser, SVP Chief Financial Officer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2016 FINANCIAL RESULTS

•	REPORTS $1.32 DILUTED EARNINGS PER SHARE

•	DECLARES $0.18 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 22, 2017) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and year ended December 31, 2016.

“With the spectrum auction coming to an end and the potential for deregulation on the horizon, we expect 2017 to be a pivotal year for Sinclair and the broadcast industry,” commented David Smith, Executive Chairman. “Additionally, the Federal Communications Commission is in process of conducting a rulemaking proceeding for the use of ATSC 3.0 (the Next Generation Broadcast Standard), which we expect will result in its approval later this year. The new technology is expected to revolutionize the broadcast industry and provide for new business opportunities, products and services. We anticipate the long-awaited deregulation of the industry’s antiquated rules and the end of the spectrum quiet period to spur consolidation; a positive given that our industry has been prohibited from competing on a level playing field with other forms of media.”

Three Months Ended December 31, 2016 Financial Results:

•	Total revenues increased 30.4% to $797.7 million, versus $611.8 million in the prior year period.

•	Operating income was $233.4 million, an increase of 87.9%, versus operating income of $124.2 million in the prior year period.

•	Net income attributable to the Company was $120.9 million, versus net income of $58.2 million in the prior year period.

•	Diluted earnings per common share were $1.32 as compared to $0.61 in the prior year period.

Year Ended December 31, 2016 Financial Results:

•	Total revenues increased 23.3% to $2.737 billion, versus $2.219 billion in the prior year period.

•	Operating income was $602.9 million, an increase of 42.6%, versus operating income of $422.7 million in the prior year period.

•	Net income attributable to the Company was $245.3 million, versus net income of $171.5 million in the prior year period.

•	Diluted earnings per common share were $2.60 as compared to $1.79 in the prior year period.

Three Months Ended December 31, 2016 Operating Highlights:

•	Media revenues, before barter, increased 33.1% to $726.7 million versus $545.9 million in the fourth quarter of 2015.

•	Political revenues were $113.2 million versus $11.8 million in the fourth quarter of 2015.

•	Revenues from our digital offerings increased 21% in the fourth quarter as compared to the fourth quarter of 2015.

Recent Corporate Developments:

Content and Distribution:

•
In February 2017, the Company launched TBD, the first multiscreen TV network in the U.S. market to bring premium internet-first content to TV homes across America. TBD will include web series, short films, fashion, comedy, lifestyle, eSports, music and viral content, through partnerships with creators.

•
In February 2017, the Company together with Metro-Goldwyn-Mayer (“MGM”), will launch CHARGE!, a new 24/7 adventure and action-based network featuring more than 2,300 hours of TV series content and more than 2,000 movie titles.

•
In January 2017, Circa launched a new user-generated platform empowering college students to provide video content about news and entertainment events on their campuses via widgets available on Circa’s web site and social media pages.

•
Effective February 1, 2017, the Company reached an agreement in principle to renew its retransmission consent agreement with Frontier Cable for carriage of KOMO (ABC in Seattle, Washington), KATU (ABC in Portland, Oregon), and Tennis Channel.

•	In February 2017, the Company extended its programming agreement with MyNetworkTV through the 2017-2018 broadcast season.

Spectrum Auction:

•
In February 2017, the Company announced that it expects to receive an estimated $313 million of gross proceeds as a result of the National Broadband Plan Spectrum Auction. The results of the auction are not expected to produce any material change in operations or results for the Company. The proceeds are expected to be received later this year.

Other:

•
The Company announced that it is accepting applications for the second year of its Broadcast Diversity Scholarship Fund and intends to distribute up to $50,000 in grants in 2017 to help minority students finance undergraduate educations in broadcasting or journalism.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $260 million in cash and cash equivalents, was $3.944 billion at December 31, 2016 versus net debt of $4.102 billion at September 30, 2016.

•
In January, the Company extended the maturity date of its term B loans (the “Loans”) from April 9, 2020 and July 31, 2021 to January 3, 2024. In connection with the extension, the Company added additional operating flexibility, including a reduction in certain pricing terms related to the Loans and its existing revolving credit facility and revisions to certain covenant ratio requirements.

•	As of December 31, 2016, 64.6 million Class A common shares and 25.7 million Class B common shares were outstanding, for a total of 90.2 million common shares outstanding.

•
The Company repurchased $10.5 million or 0.4 million shares of its Class A common stock since its last quarterly reported earnings on November 2, 2016. As of December 31, 2016, $119 million of remaining buyback authorization exists.

•	In December 2016, the Company paid a $0.18 per share quarterly cash dividend to its shareholders.

•	Capital expenditures in the fourth quarter of 2016 were $26 million.

•	Program contract payments were $27 million in the fourth quarter of 2016.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:
“2017 is off to a productive start with the launch of two emerging multicast networks, TBD and CHARGE!, which join our already successful multicast network, COMET,” commented Chris Ripley, President and Chief Executive Officer. “Our other platforms continue to grow with increased distribution of Tennis Channel and double digit percent growth in our digital revenues. In addition, the auction proceeds will provide us additional optionality to further grow the Company and create value for our shareholders.”

The following transactions closed during 2016 and, therefore, the results of these transactions were not included in the corresponding 2016 pre-transaction periods: the acquisition of the South Bend station and sale of the Marquette station (February 15, 2016), the acquisition of Tennis Channel (March 1, 2016), the acquisition of the Lincoln stations (May 1, 2016), the acquisition of the Salt Lake City station, KJZZ (IND) (June 17, 2016), and the swap of the ABC and CW affiliation in Peoria for the Fox affiliation in South Bend (August 1, 2016).

The Company currently expects to achieve the following results for the three months ending March 31, 2017 and year ending December 31, 2017. Unless noted, anticipated results exclude the Spectrum Auction results and the upcoming FCC spectrum repack.

First Quarter 2017

•	Media revenues, before barter, are expected to be approximately $602.0 million to $606.7 million, up 13% to 14% year-over-year. Embedded in these anticipated results are:

•	$1.5 million to $2.0 million in political revenues as compared to $24 million in the first quarter of 2016.

•	Barter and trade revenue are expected to be approximately $23 million in the first quarter of 2017.

•	Barter expense is expected to be approximately $19 million. $4 million of trade expense is included in television expenses (defined below).

•
Media production expenses and media selling, general and administrative expenses (together, “media expenses”), excluding barter expense but including trade expense, are expected to be approximately $387 million, including $2 million in stock-based compensation expense.

•	Program contract amortization expenses are expected to be approximately $31 million.

•	Program contract payments are expected to be approximately $29 million.

•	Corporate overhead is expected to be approximately $20 million, including $5 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $2 million.

•	Other non-media revenues less other non-media expenses are expected to be $4 million, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $23 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $47 million.

•
Net interest expense is expected to be approximately $58 million ($56 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section. This amount includes $6 million in financing costs related to the January 2017 amend and extend of the term B loans.

•	Net cash taxes paid are expected to be approximately $1 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 35%.

•	Capital expenditures are expected to be approximately $27 million.

Full Year 2017

•	Barter and trade revenue is expected to be approximately $116 million.

•	Barter expense is expected to be approximately $100 million. $16 million of trade expense is included in television expenses.

•
Media production expenses and media selling, general and administrative expenses (together, “media expenses”), excluding barter expense but including trade expense, are expected to be approximately $1.588 billion, including $8 million of stock-based compensation expense, and $220 million related to acquisitions, revenue-generating initiative costs, and system upgrades.

•	Program contract amortization expense is expected to be approximately $115 million.

•	Program contract payments are expected to be approximately $112 million.

•	Corporate overhead is expected to be approximately $70 million, including $8 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $16.

•	Other non-media revenues less other non-media expenses are expected to be $26 million, assuming current equity interests.

•	We expect to record a pre-tax gain on the proceeds from the Auction of approximately $310 million for the year.

•	Depreciation on property and equipment is expected to be approximately $95 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $184 million.

•
Net interest expense is expected to be approximately $216 million (approximately $208 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on recent corporate developments and the assumptions discussed in this “Outlook” section. This amount includes $6 million in financing costs related to the January 2017 amend and extend of the term B loans.

•
Net cash taxes paid are expected to be approximately $133 million, excluding taxes on the gross proceeds from the Auction and based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 35%.

•	Capital expenditures are expected to be $90 million, excluding capital expenditures that may be incurred for the FCC’s spectrum repack.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2016 results on Wednesday, February 22, 2017, at 9:30 a.m. ET. After the call, an audio replay will be available at www.sbgi.net under "Investors/Earnings Webcast." The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company currently owns, operates and/or provides services to 173 television stations in 81 markets, broadcasting 505 channels and having affiliations with all the major networks. Sinclair is a leading local news provider in the country, as well as a producer of live sports content. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the length of time it takes for the FCC to complete the remaining steps in the auction, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as its comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission.. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
REVENUES:
Media revenues	$726,689	$545,858	$2,499,549	$2,011,946
Revenues realized from station barter arrangements	42,992	31,387	135,566	111,337
Other non-media revenues	28,010	34,544	101,834	95,853
Total revenues	797,691	611,789	2,736,949	2,219,136
OPERATING EXPENSES:
Media production expenses	250,712	192,645	953,089	733,199
Media selling, general and administrative expenses	131,420	120,640	501,589	431,728
Expenses realized from barter arrangements	37,589	26,306	116,954	93,204
Amortization of program contract costs and net realizable value adjustments	31,158	34,605	127,880	124,619
Other non-media expenses	22,702	24,815	80,648	71,803
Depreciation and amortization of property and equipment	24,199	27,495	98,529	103,433
Corporate general and administrative expenses	18,884	18,173	73,556	64,246
Amortization of definite-lived intangible and other assets	46,598	42,015	183,795	161,454
Research and development expenses	1,030	881	4,085	12,436
(Gain) loss on asset disposition	(47)	(28)	(6,029)	278
Total operating expenses	564,245	487,547	2,134,096	1,796,400
Operating income	233,446	124,242	602,853	422,736
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(54,324)	(48,569)	(211,143)	(191,447)
Loss from extinguishment of debt	—	—	(23,699)	—
(Loss) Income from equity investments and cost method	(1,054)	(4,441)	1,735	964
Other income, net	789	320	3,144	1,540
Total other expense	(54,589)	(52,690)	(229,963)	(188,943)
Income before income taxes	178,857	71,552	372,890	233,793
INCOME TAX PROVISION	(56,357)	(10,723)	(122,128)	(57,694)
NET INCOME	122,500	60,829	250,762	176,099
Net income attributable to the noncontrolling interests	(1,603)	(2,630)	(5,461)	(4,575)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$120,897	$58,199	$245,301	$171,524
Dividends declared per share	$0.180	$0.165	$0.705	$0.660
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$1.34	$0.62	$2.62	$1.81
Diluted earnings per share	$1.32	$0.61	$2.60	$1.79
Weighted average common shares outstanding	90,507	94,580	93,567	95,003
Weighted average common and common equivalent shares outstanding	91,357	95,405	94,433	95,728
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